Exhibit 3.1

Execution Version

CERTIFICATE OF DESIGNATION OF

CLASS A PREFERRED STOCK OF

RICE ENERGY INC.

Rice Energy Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on October 19, 2016, the board of directors of the Corporation (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption, has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate”) (which authorizes 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, a class of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such class, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Certificate and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Amended and Restated Certificate, there is hereby created out of the authorized and unissued shares of Preferred Stock a class of Preferred Stock consisting of forty thousand (40,000) shares of Preferred Stock designated as “Class A Preferred Stock” (the “Class A Preferred Stock”).

SECTION 2. Permitted Owners. Shares of the Class A Preferred Stock may be issued only to, and registered in the name of, Quantum Energy Partners IV, LP, Q-Vantage Parallel Partners, QEM IV Direct Investment Partners, Quantum V Investment Partners, C/R Energy III Vantage Holdings, L.P., Riverstone V Vantage II Holdings, L.P., LR-Vantage Holdings II, L.P., Roger J. Biemans, Thomas B. Tyree, Jr. and Tyree Family Investments LLLP (collectively, the “Vantage Sellers”), their respective successors and assigns as well as their respective transferees permitted in accordance with Section 5 (including all subsequent successors, assigns and permitted transferees) (the Vantage Sellers together with such persons, collectively, “Permitted Class A Owners”).

SECTION 3. Voting.

(a) Each one one-thousandth of a share of Class A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock of the Corporation, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock occurring after the date of this Certificate of Designation).

(b) Except as otherwise provided herein or in any other Certificate of Designation creating a class or series of preferred stock, or any similar stock, or by law, the holders of Class

A Preferred Stock, the holders of shares of Common Stock, and the holders of any other class or series of capital stock of the Corporation entitled to vote generally, together with the Common Stock, shall vote together as one class on all matters submitted to a vote of the holders of such stock.

(c) Except as otherwise required by law, the Amended and Restated Certificate or this Certificate of Designation, for so long as any shares of Class A Preferred Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class A Preferred Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Amended and Restated Certificate or this Certificate of Designation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class A Preferred Stock. Any action required or permitted to be taken at any meeting of the holders of Class A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class A Preferred Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class A Preferred Stock shall, to the extent required by law, be given to those holders of Class A Preferred Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class A Preferred Stock to take the action were delivered to the Corporation.

SECTION 4. Dividends. Notwithstanding anything to the contrary in the Amended and Restated Certificate and this Certificate of Designation, dividends shall not be declared or paid on the Class A Preferred Stock.

SECTION 5. Transfer of Class A Preferred Stock.

(a) A holder of Class A Preferred Stock may surrender shares of Class A Preferred Stock (or fractions thereof) to the Corporation for no consideration at any time. Following the surrender of any shares of Class A Preferred Stock (or fractions thereof) to the Corporation, the Corporation will take all actions necessary to retire such shares (or fractions) and such shares (or fractions) shall not be re-issued by the Corporation.

(b) A holder of Class A Preferred Stock may transfer shares of Class A Preferred Stock (or fractions thereof) to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement (as defined below), such holder also simultaneously transfers one share of such holder’s Common Units (as defined in the LLC Agreement) for each 1/1000th of a share of Class A Preferred Stock transferred to such transferee in compliance with the Third

Amended and Restated Limited Liability Company Agreement of Rice Energy Operating LLC, a Delaware limited liability company (“REO”), dated as of October 19, 2016, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”)). The transfer restrictions described in this Section 5(b)) are referred to as the “Restrictions”.

(c) Any purported transfer of shares of Class A Preferred Stock (or fractions thereof) in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class A Preferred Stock (or fractions thereof) in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class A Preferred Stock (or fractions thereof) (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(d) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 5 for determining whether any transfer or acquisition of shares of Class A Preferred Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class A Preferred Stock.

(f) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class A Preferred Stock (or fractions thereof) in violation thereof.

SECTION 6. Conversion; Redemption; Cancellation of Class A Preferred Stock.

(a) The Class A Preferred Stock is not convertible into any other security of the Corporation.

(b) To the extent that any Permitted Class A Owner exercises its right pursuant to the LLC Agreement to have its Common Units redeemed by REO in accordance with the LLC Agreement, then simultaneously with the payment of the consideration due under the LLC Agreement to such Permitted Class A Owner, the Corporation shall cancel for no consideration a number of shares of Class A Preferred Stock (or fractions thereof) registered in the name of the redeeming or exchanging Permitted Class A Owner equal to 1/1000th of the number of Common Units held by such Permitted Class A Owner that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon redemption of the Common Units for Common Stock pursuant to the LLC Agreement, such number of shares of Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units pursuant to the LLC Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Common Stock in the amount permitted by and as provided in the LLC Agreement. All shares of Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and nonassessable.

(c) Notwithstanding the Restrictions, (i) in the event that an outstanding share of Class A Preferred Stock (or any faction thereof) shall cease to be held by a registered holder of Common Units, such share of Class A Preferred Stock (or fraction thereof) shall automatically and without further action on the part of the Corporation or any holder of Class A Preferred Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share (or fraction) and such share (or fraction) shall not be re-issued by the Corporation, (ii) in the event that one or more of the Common Units held by a registered holder of Class A Preferred Stock ceases to be held by such holder (other than as a result of a transfer of one or more Common Units together with a number of shares of Class A Preferred Stock equal to 1/1000th of the transferred Common Units as permitted by the LLC Agreement), a number of shares (or fractions thereof) of Class A Preferred Stock equal to 1/1000th of such Common Units registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares (or fractions thereof) and such shares (or fractions thereof) shall not be re-issued by the Corporation and (iii) in the event that no Permitted Class A Owner owns any Common Units that are redeemable pursuant to the LLC Agreement, then all shares of Class A Preferred Stock (and fractions thereof) will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares (and fractions thereof) and such shares (and fractions thereof) shall not be re-issued by the Corporation.

SECTION 7. Restrictive Legend. All certificates or book entries representing shares of Class A Preferred Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

SECTION 8. Fractional Shares. The Class A Preferred Stock may be issued in fractions of one one-thousandth of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights and to have the benefit of all other rights of holders of Class A Preferred Stock, including those set forth in Section 10.

SECTION 9. Cancellation. At any time when there are no longer any shares of Class A Preferred Stock outstanding, this Certificate of Designation automatically will be deemed null and void.

SECTION 10. Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of the Class A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock of the Corporation and any other stock of the Corporation ranking junior to the Class A Preferred Stock as to such distribution, payment in full in an amount equal to $0.01 per share of Class A Preferred Stock. To the extent a holder owns a fraction of a Class A Preferred Stock, such holder’s number of Class A Preferred Stock (and all fractions thereof) will be rounded up to the next whole number of Class A Preferred Stock solely for purposes of this Section 10.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its undersigned duly authorized officer this 19th day of October, 2016.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Name: Daniel J. Rice IV
Title: Chief Executive Officer

[Signature Page to Certificate of Designation]